VIDEO CONTENT marketing AGREEMENT

This Video Content Marketing Agreement (the "Agreement") is entered into on March 13 , 2007 as of the 1st day of July, 2006 by and between Traffix, Inc., a Delaware corporation and its various operating divisions including an internet marketing division operated under the name Encyclomedia (“ENCLYCLOMEDIA”), with a principal place of business at One Blue Hill Plaza, Pearl River, New York 10965 (“Licensee") and Madacy Entertainment LP, with an address at 3333 Graham Boulevard, Suite 102, Montreal, Quebec, Canada (“Licensor”).

1.	DEFINITIONS:

(a)
“Encyclomedia Business” means the online encyclopedia information business of Encyclomedia. For greater certainty, the foregoing information business comprises the information website(s) containing informative narrative descriptions on various topics of information with corresponding short clips of related video content.

2.	LICENSOR RIGHTS AND OBLIGATIONS. Licensor shall:

(a)
provide to Licensee the video content (“Content”) as set forth on Schedule A annexed hereto in DVD, CD or other mutually acceptable format, along with all packaging and documentation included with the retail version, if any, of the Content. If such exists, Licensor shall provide to Licensee a written transcription of the narrative portion of the Content or alternatively, Licensee may transcribe the spoken words or use such textual material it elects for use on the Website.

(b)
during the Term hereof, continue to make available to Licensee such additional new Content as it has available for licensing from time to time. The parties hereto acknowledge that Licensor is in the business of distributing licensed video content to brick-and-mortar retail channels and, as a consequence, may not be entitled to include any or all additional content to the Content under the present Agreement.

The parties hereto acknowledge and agree that Licensor shall be required, from time to time, to withdraw Content licensed hereunder from the present license due to the expiry of Licensee’s rights to the Content, the withdrawal or retraction of Licensor’s rights to sublicense the Content to Licensee and such other reasons as may occur from time to time (which may not include any deliberate prejudicial actions by Licensor but may include the commencement of any financial obligations of Licensor to a third party for the rights to sublicense to Licensee). The parties hereto agree that Licensor shall not be responsible for any costs, expenses or other damages which Licensee may incur as a result of any such loss of use of any Content. For greater certainty, Licensee’s sole recourse against Licensor hereunder shall be limited to a suspension of Licensee’s obligations as set forth under Section 3 below.

3.	LICENSEE RIGHTS AND OBLIGATIONS. Licensee agrees:

(a)
at its sole expense, to use reasonable efforts to display, market and advertise the Content on Licensee’s internet-based Website(s). Presently, the website is operated under the brand “Encyclomedia,” with a website located at www.encyclomedia.com. Such marketing services shall be provided by Licensee without fee or charge to Licensor (ie. all revenue from retail sales, licensing, etc. resulting from marketing on the Website shall belong exclusively to Licensor).

(b)
to provide financial compensation to Licensor for the use of the Content reasonably comparable to the compensation which Licensee provides to other providers of similar video content. The parties hereto acknowledge that Encyclomedia is a new venture and Licensor has not yet determined the final basis of compensation to providers of video content (ie. revenue share of advertising revenue, revenue share of all revenue, etc.). The parties hereby agree that in the event that Licensee is not providing equal or equivalent compensation to all licensors of video content, that such compensation to Licensor hereunder shall equal the average of the compensation provided by Licensee to all of its licensors of video content.

(c)
to reimburse Licensor for all direct out-of-pockets costs which Licensor incurs in the duplication and delivery of Content to Licensee. The parties hereto agree that should Licensor have developed a retail product incorporating the Content, Licensor shall satisfy its obligations hereunder by providing Licensee a retail copy of such product, the whole without cost to Licensee.

4.
LICENSE OF CONTENT. During the Term, Licensor hereby grants to Licensee a non-exclusive, fully paid, right and license to use, display and host the Content for use in the Encyclomedia Business, and all intellectual property rights related thereto, to carry out Licensee’s responsibilities herein. Licensee shall be entitled to display on the Website(s) any trailers or other video-clips owned or controlled by the Licensor with respect to the Content or to create any montage, collection or short video from the Content which Licensee considers appropriate or useful in promoting or otherwise illustrating the Content. The foregoing license shall be, where available and subject to Licensor’s own rights to the Content, for the entire world. Licensee acknowledges that Licensor’s brick-and-mortar business is in North America and, consequently, its rights to the Content are normally restricted to North America. Licensee further acknowledges that Licensor is normally itself a licensee of the Content and, as such, will endeavor to obtain the necessary rights from the owner of the Content to permit the license to the Licensee contemplated herein.

5.
NON-COMPETING BUSINESS: Licensor agrees that the Content, including the written transcription of the audio portions, shall not be licensed by Licensor to another internet-based website which may provide the same online encyclopedia informational services as are being provided by Licensee hereunder.

6.
TERM AND TERMINATION. This Agreement shall commence on the Effective Date and continue for a period equal to, and concurrent with, the license term between Licensor and Licensee with respect to the license of recorded music for online digital dissemination.

7.
REPRESENTATIONS. Licensor hereby represents and warrants to Licensee that it has full power and authority to enter into this Agreement and perform its obligations herein and that it is the owner and/or the licensee of all rights and interests in and to the Content. Licensor agrees to exercise reasonable commercial efforts to obtain the necessary intellectual property rights to permit the license of Content contemplated herein. Licensee hereby represents and warrants to Licensor that it has full power and authority to enter into this Agreement and perform its obligations herein.

8.
MISCELLANEOUS. This Agreement is entered into and shall be in-terpreted under and governed by the laws of the State of New York with respect to state law claims and by the laws of the United States of America with respect to federal law and all other juris-dictional claims. The parties expressly agree that the courts located in New York, New York shall be the exclusive venue for any action between the parties, whether brought in law, equity or otherwise. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns. This Agreement and the rights and obligations hereunder may be assigned by either party to any successor in interest to that party or to the purchaser of all or substantially all of the assets of that party, provided that such successor or purchaser expressly agrees to be bound by this Agreement and all terms hereof. The parties acknowledge that they have required that this Agreement and all related documents be prepared in English. Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

	TRAFFIX, INC. (“ENCYCLOMEDIA”)		MADACY ENTERTAINMENT, LP

Per:	/s/ Jeffrey Schwartz	Per:	/s/ Hillel Frankel
	Jeffrey Schwartz		Hillel Frankel
	CEO		President